FOR IMMEDIATE RELEASE      March 7, 1997

KFBI CONTACTS:             Frank X. Hernandez             Gerald V. Brown
                           Investor Relations             President and CEO
                           (541) 882-3444 x113            (541) 882-3444 x106

WELL FARGO CONTACT:
                           Tom Unger
                           (503) 225-2051

          KLAMATH FIRST BANCORP, INC. SUBSIDIARY ANNOUNCES PURCHASE OF
                         25 WELLS FARGO OREGON BRANCHES

KLAMATH FALLS,  OREGON -- March 7, 1997 -- Klamath First Bancorp,  Inc.  (NASDAQ
NMS: KFBI) Gerald V. Brown, president and chief executive officer of Klamath First Bancorp, Inc. ("the Company") and its subsidiary, Klamath First Federal Savings and Loan Association ("the Association"), announced today that the Association has reached a definitive agreement with Wells Fargo Bank to purchase 25 Wells Fargo Bank branches located in small towns and rural areas throughout the state. Wells Fargo had previously announced its intent to sell the offices which were former First Interstate Bank branches using a competitive bidding process. The sale includes deposit accounts of approximately $273 million and the branch facilities. The acquisition of these offices will be treated as a purchase for accounting purposes. While the transaction is subject to regulatory approval, it is anticipated that the sale will close in the third calendar quarter. The Company anticipates the transaction to be accretive in the short term.
         The  acquired  branches  are  located in the  following  Oregon  towns:
Garibaldi, Yamhill, Carlton, Scio, Monroe, Coquille, Port Orford, Gold Beach, Brookings, Riddle, Oakridge, Moro, Condon, Fossil, Heppner, Hermiston, Pilot Rock, Enterprise, Union, John Day, Prairie City, Burns, Nyssa, Lakeview and Merrill.

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Wells Fargo Branches
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         "We are  thrilled to be able to announce  the  acquisition  of these 25 offices of Wells Fargo which will give our franchise a state-wide presence," Brown said. "These offices are located in communities throughout the state which complement the types of communities in which we currently operate. We are very excited about the ability to enter new markets and introduce a new set of customers to the high level of customer service which is the backbone of the many years of success we have had at Klamath First Federal. In addition we anticipate expanding our product offerings to include commercial and consumer lending."
         "The decision to sell was difficult," said Joe Stiglich, executive vice president of Wells Fargo Bank. "However, these branches are located in rural communities without easy access to our network of Wells Fargo retail outlets, such as in-store branches, banking centers, ATMs and traditional outlets. We therefore cannot deliver the advantages of our anytime-anywhere banking strategy to these communities. Rather than offer limited services, we believe these communities would be better served by local ownership where banking can continue to be delivered as it is today."
         The sale also includes owned branch real estate and leases, branch furniture, fixtures and other fixed assets. The sale does not include loans except for deposit-secured loans.
         Existing Wells Fargo employees will be offered positions with Klamath First Federal. Customers of these branches will be notified as to what action, if any, they will need to take.
         Klamath First Bancorp, Inc. is the holding company for Klamath First Federal Savings and Loan Association based in Klamath Falls, Oregon. The
Association was founded in 1934 and currently operates seven full service offices and one loan production office in southern and central Oregon. With this acquisition, the Company will operate 33 offices in 22 counties throughout the state of Oregon. The Company issued 12,233,125 shares in its initial offering completed October 4, 1995, in conjunction with the conversion of the Association from a mutual to stock organization. Consolidated assets and earnings for the
quarter  ended   December  31,  1996  were  $673.1  million  and  $1.9  million, respectively.

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